MONTHLY REPORT - SEPTEMBER, 2009

                          Providence Select Fund, LP
             The net asset value of a unit as of September 30, 2009
                was $607.81, down 2.2% from $621.34 per unit
                             as of August 31, 2009.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (1,603.584 units)at           $     996,379.03     1,789,191.21
   August 31, 2009
Addition of 0.00 units on September 1,                    0.00       173,012.02
   2009
Redemption of 0.00 units on September 1,                  0.00      (590,742.96)
   2009
Net Income (Loss)                                   (21,699.11)     (396,780.35)
                                               ----------------  ---------------
Ending Net Asset Value (1,603.584 units)      $     974,679.92       974,679.92
   at September 30, 2009                       ================  ===============
Net Asset Value per Unit at
   September 30, 2009                         $         607.81

                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                 $      (6,493.76)     (124,883.12)
         closed contracts

      Change in unrealized gain (loss) on open       13,180.32        13,180.32
         contracts

   Interest income                                       55.12         1,122.41
                                                ---------------  ---------------
Total: Income                                         6,741.68      (110,580.39)
Expenses:
   Brokerage commissions                              5,417.69        67,819.78
   Operating expenses                                 7,838.92        76,699.51
   Incentive fee                                          0.00             0.00
   Management fee                                         0.00             0.00
   Continuing service fee                             3,737.70        38,662.35
   Organizational & offering expenses                11,446.48       103,018.32
                                                ---------------  ---------------
Total: Expenses                                      28,440.79       286,199.96
                                                ===============  ===============
Net Income (Loss) - September 30, 2009        $     (21,699.11)     (396,780.35)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP